SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name: MERRILL LYNCH REAL ASSET FUND

Address of Principal Business Office (No. & Street, City, State, and
Zip Code):

                                          800 Scudders Mill Road
                                          Plainsboro, New Jersey 08536

Telephone Number (including area code):   (609) 282-2800

Name and Address of Agent for Service of Process:

                                          Terry K. Glenn
                                          800 Scudders Mill Road
                                          Plainsboro, New Jersey 08536

                                          Mailing Address:
                                          P.O. Box 9011
                                          Princeton, New Jersey 08543-9011

Check Appropriate Box:

                                          Registrant is filing a Registration
                                     Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                           YES: [X]                   NO:

SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 9th day of January, 2004.

                                 Signature:

                                 MERRILL LYNCH REAL ASSET FUND



                                 By: /s/ Phillip S. Gillespie
                                    --------------------------------------------
                                    Phillip S. Gillespie (President and Trustee)


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Attest: /s/ Alice A. Pellegrino
       ------------------------
       Alice A. Pellegrino (Secretary and Trustee)